FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
August 25, 2009	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS FOURTH QUARTER
AND FISCAL YEAR 2009 RESULTS

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announces net income available to common shareholders for the fourth quarter of fiscal 2009 of $902,000, a decrease of $128,000, or 12.4%, as compared to $1.0 million in net income available to common shareholders earned during the same period of the prior fiscal year.  Fourth quarter earnings were $0.43 per diluted common share, a decrease of 6.5% as compared to $0.46 per diluted common share earned during the same period of the prior fiscal year.  Before an effective dividend on preferred shares of $135,000, net income for the quarter ended June 30, 2009, was $1.0 million, an increase of $7,000, or 0.7%, compared to the same period of the prior fiscal year.  The increase was due primarily to a $308,000 increase in net interest income, a $180,000 decrease in loan loss provisions, a $41,000 decrease in income tax provisions, and a $40,000 increase in noninterest income, mostly offset by a $563,000 increase in noninterest expense.

Net income available to common shareholders for fiscal 2009 was $3.5 million, a decrease of $67,000, or 1.9%, as compared to $3.6 million in net income available to common shareholders earned during the prior fiscal year.  Earnings for the fiscal year were $1.67 per diluted common share, an increase of 2.5% as compared to $1.63 per diluted common share earned during the prior fiscal year.  Before an effective dividend on preferred shares of $289,000, net income for the fiscal year ended June 30, 2009, was $3.8 million, an increase of $222,000, or 6.1%, compared to the prior fiscal year.  The increase was due primarily to a $2.3 million increase in net interest income and a $63,000 decrease in income tax provisions, partially offset by a $1.3 million increase in noninterest expense, a $592,000 decrease in noninterest income, and a $280,000 increase in loan loss provisions.

Use of Capital Purchase Program Funding:

In December 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), which is one component of its Troubled Asset Relief Program (TARP).  The Treasury invested $9.6 million in perpetual preferred stock carrying a dividend of 5% for the first five years, increasing to 9% thereafter.  The Treasury Department created the CPP with the intention of building capital at U.S. financial institutions in order to increase the flow of financing to U.S. businesses and consumers, and to support the U.S. economy.  Since June 30, 2008, the Company has increased loan balances by $25.5 million.  Additionally, the Company has contributed to the accomplishment of Treasury’s objective by leveraging the investment to support the purchase of U.S. government agency mortgage backed securities and municipal debt, helping to improve the availability of credit in two distressed markets.  Since June 30, 2008, the Company has increased its securities portfolio balance by $20.3 million.  The majority of these securities purchases would not likely have been made by the Company, absent the Treasury investment.  Including both securities and direct loans, the Company has increased its investment in credit markets by $45.8 million over the last twelve months.

In addition, in April 2009, the Company announced the signing of a definitive agreement with Southern Bank of Commerce (SBOC), a troubled financial institution headquartered in Paragould, Arkansas, whereby the target would be acquired by the Company and merged into the Bank.  The Company anticipated, at the time it applied for the CPP funding, that some troubled institutions would likely become available given the state of the economy and the banking system.  The Company believes that it can help make credit available in the communities in which SBOC was located.  From December 31, 2006, through December 31, 2008, gross loans at SBOC fell by 32.9%.  The Company anticipates working to reverse that decline, which is also consistent with Treasury’s stated goals for the CPP.  The transaction closed July 17, 2009.

Balance Sheet Summary:

The Company experienced balance sheet growth with total assets increasing $48.1 million, or 11.5%, to $465.9 million at June 30, 2009, as compared to $417.8 million at June 30, 2008.  This growth was partially due to the Company’s leveraged use of the $9.6 million preferred stock investment by the Treasury under its CPP.  Asset growth has been funded primarily with deposit growth, as well as additional Federal Home Loan Bank (FHLB) advances, securities sold under agreements to repurchase, and increased stockholders’ equity – primarily the CPP investment.

Available-for-sale investments increased $20.3 million, or 50.8%, to $60.2 million at June 30, 2009, as compared to $39.9 million at June 30, 2008.  Investment growth was primarily comprised of collateralized mortgage obligations (CMOs) and municipal bonds.  Loans, net of the allowance for loan losses, increased $25.5 million to $368.6 million at June 30, 2009, an increase of 7.4%, as compared to $343.1 million at June 30, 2008.  The increase primarily reflects growth in commercial real estate loans of $11.3 million, commercial loans of $7.5 million, and residential real estate loans of $6.2 million.  Asset quality remains strong, with net loan charge-offs for fiscal 2009 totaling 0.10% of average loans, compared with annualized net recoveries of 0.03% during the prior fiscal year.  Our allowance for loan losses at June 30, 2009, totaled $4.4 million, representing 1.19% of total loans and 557% of non-performing loans, compared to $3.6 million, or 1.03% of total loans, and 58,865% of non-performing loans, at June 30, 2008.  The increased allowance was primarily due to management assumptions regarding the health of the national and regional economy, and the potential for declining real estate collateral values, as well as increased loan portfolio balances in the fiscal year-to-date.

Total liabilities increased $36.5 million to $423.9 million at June 30, 2009, an increase of 9.4% as compared to $387.3 million at June 30, 2008.  Deposits increased $19.7 million to $312.0 million at June 30, 2009, an increase of 6.7%, as compared to $292.3 million at June 30, 2008.  The increase in deposits was due primarily to a $28.0 million increase in interest-bearing checking accounts, a $2.1 million increase in noninterest checking accounts, and a $9.9 million increase in certificates of deposit, partially offset by a $10.2 million decrease in money market passbook savings, a $5.5 million decrease in money market deposit accounts, and a $4.6 million decrease in statement savings accounts.  Included in those figures is a decrease in public unit funds of $15.4 million – most of which had been in money market deposit and statement savings accounts – and an increase in brokered CDs of $5.7 million, meaning that retail, non-brokered deposits were up $29.3 million since June 30, 2008.  The Company attributes strong core deposit growth to introduction of its new “rewards checking” product, which provides the depositor an above-market yield on their checking account when the customer meets certain conditions such as debit card use and receipt of electronic monthly statements.  The average loan to deposit ratio for the quarter was 118.2%, as compared to 118.1% for the same period of the prior year.  FHLB advances increased $14.7 million, or 23.0%, to $78.8 million at June 30, 2009, as compared to $64.1 million at June 30, 2008.  At June 30, 2009, FHLB borrowings included $6.3 million in short-term borrowings, compared to $5.6 million in short-term borrowings at June 30, 2008.  The Company secured $9.0 million in long-term, callable advances, and a $5 million one-year advance during fiscal 2009.

The Company’s stockholders’ equity increased $11.5 million, or 37.9%, to $42.0 million at June 30, 2009, from $30.5 million at June 30, 2008.  The increase was due primarily to the $9.6 million investment in perpetual preferred equity by the Treasury under the terms of its CPP, described above.  Additionally, capital increased due to retention of net income, an increase in the market value of the Company’s available-for-sale investment portfolio, and the exercise of stock options outstanding, partially offset by stock repurchases and cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three- and twelve-month periods ended June 30, 2009, was $3.6 million and $14.1 million, respectively, increases of $308,000, or 9.3%, and $2.3 million, or 19.7%, respectively, as compared to the same periods of the prior fiscal year.  For both the three- and twelve-month periods, the increases reflected our growth initiatives, which resulted in increases in the average balances of both interest-earning assets and interest-bearing liabilities, and an expansion of our net interest rate spread.  Our interest rate spread was 3.03% and 3.11%, respectively for the three- and twelve-month periods ended June 30, 2009, as compared to 3.13% and 2.86%, respectively, for the same periods of the prior fiscal year.  The decrease in average interest rate spread for the quarter ended June 30, 2009, compared to the same period of the prior fiscal year, was the result of a 60 basis point decrease in rates earned on loans and investments, partially offset by a 50 basis point decrease in the rates paid on interest-bearing deposits and borrowings, and was attributed primarily to the payment of above-market rates on the Company’s successful rewards checking product.  For the fiscal year, the increase in average interest rate spread, compared to the prior fiscal year, was the result of a 102 basis point decrease in rates paid on interest-bearing deposits and borrowings, partially offset by a 77 basis point decrease in loan and investment yields, and was attributed to the generally lower interest rate environment and the improved slope of the yield curve.

The provision for loan losses for the three- and twelve-month periods ended June 30, 2009, was $210,000 and $1.2 million, respectively, as compared to $390,000 and $940,000, respectively, for the same periods of the prior year.  The increases in provisions were primarily due to management’s belief that it is appropriate to maintain larger reserves in light of rising unemployment and declining real estate prices, which could affect the Company’s collateral.  In addition, the Company’s growth, over the last several years, in its commercial and commercial real estate loan portfolios has required increased provisions for loan losses, as those loan types generally carry additional risk.

The Company’s noninterest income for the three-month period ended June 30, 2009, was $662,000, an increase of $40,000, or 6.5%, compared to the same period of the prior fiscal year.  For the twelve-month period ended June 30, noninterest income was $1.8 million, a decrease of $592,000, or 24.6%, compared to the prior fiscal year.  The increase for the three-month period was primarily due to increases in secondary market loan origination income and ATM network income, partially offset by decreases in deposit account service charges – including lower NSF income.  For the twelve-month period, the decrease was primarily due to the charges recorded in the first and second quarters of the 2009 fiscal year to recognize the other-than-temporary impairment (“OTTI”) of two investments held by the Company.  Outside those charges, noninterest income would have increased 3.6% in the fiscal year ended June 30, 2009, attributable to increased ATM network income and secondary market loan origination income, partially offset by lower deposit account service charge income – including lower NSF income – and miscellaneous charges.

Noninterest expense for the three- and twelve-month periods ended June 30, 2009, was $2.6 million and $7.9 million, respectively, increases of $563,000, or 28.1%, and $1.3 million, or 16.4%, respectively, compared to the same periods of the prior fiscal year.  For the three-month period, the increase in noninterest expense was primarily in the categories of deposit insurance assessments and other operating expenses, including internet banking expenses, ATM network expenses, advertising, and supplies, with many of these increases relating to the new rewards checking product or the Bank’s name change.  For the twelve-month period, the increase was primarily attributed to increases in deposit insurance assessments, and compensation and benefits.  Compensation has increased due to the addition of key personnel by the Company, and due to salary increases for existing staff; deposit insurance assessments have increased as the FDIC has raised the base assessment rate and charged a special assessment in the quarter ended June 30, 2009, in order to support the Deposit Insurance Fund.  The efficiency ratio for the three- and twelve-month periods ended June 30, 2009, was 60.1% and 57.5%, respectively, compared to 51.1% and 55.4%, respectively, for the same periods of the prior fiscal year.

Income tax provisions for the three- and twelve-month periods ended June 30, 2009, were $459,000 and $1.7 million, respectively, decreases of $41,000, or 8.3%, and $63,000, or 3.6%, compared to the same periods of the prior fiscal year.  Our effective tax rate for the three- and twelve-month periods ended June 30, 2009, was 30.7% and 30.9%, respectively, as compared to 32.7% and 32.9%, respectively, for the same periods of the prior fiscal year.  For both the three-and twelve-month periods, the decrease in the effective tax rate was attributable to the Company’s increased investment in tax-exempt securities and purchases of tax credits.  The decrease in tax provisions for the fourth quarter was due to the lower effective tax rate, combined with lower pre-tax income; for the fiscal year, the decrease in tax provisions was due to the lower effective tax rate, partially offset by higher pre-tax income.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	June 30, 2009	June 30, 2008

Total assets	$465,897,000	$417,820,000
Available-for-sale securities	60,178,000	39,915,000
Loans, net	368,556,000	343,070,000
Allowance for losses on loans	4,430,000	3,567,000
Non-performing assets	1,371,000	67,000
Deposits	311,955,000	292,257,000
FHLB advances	78,750,000	64,050,000
Securities sold under repurchase agreements	23,748,000	21,804,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	42,008,000	30,472,000

Equity to assets ratio	9.02%	7.29%
Allowance as a percentage of gross loans	1.19%	1.03%
Non-performing loans as a percentage of gross loans	0.21%	0.00%

Per common share:

Closing Market Price	$9.95	$15.49
Tangible book value / common share	14.82	13.11

	Three Months Ended June 30,		Twelve Months Ended June 30,
Selected Operating Data:	2009	2008	2009	2008
Net interest income	$3,610,000	$3,301,000	$14,097,000	$11,780,000
Provision for loan losses	210,000	390,000	1,220,000	940,000
Noninterest income	662,000	621,000	1,820,000	2,412,000
Noninterest expense	2,566,000	2,003,000	9,150,000	7,864,000
Income taxes	459,000	500,000	1,712,000	1,775,000
Net income	1,037,000	1,029,000	3,835,000	3,613,000
Effective dividend on preferred shares	135,000	-	289,000	-
Net income available to common shareholders	$902,000	$1,029,000	$3,546,000	$3,613,000

Per common share:
Basic net income available to common shareholders	$0.43	$0.46	$1.67	$1.64
Diluted net income available to common shareholders	$0.43	$0.46	$1.67	$1.63
Cash dividends	$0.12	$0.10	$0.48	$0.40

Average common shares outstanding	2,083,000	2,218,000	2,123,000	2,200,000
Average diluted common shares Outstanding	2,084,000	2,231,000	2,124,000	2,212,000

Profitability Ratios:
Return on average assets	0.90%	1.01%	0.87%	0.92%
Return on average common equity	11.2%	13.3%	11.4%	12.1%

Net interest margin	3.30%	3.40%	3.37%	3.17%
Net interest spread	3.03%	3.13%	3.11%	2.86%

Efficiency Ratio	60.1%	51.1%	57.5%	55.4%